Exhibit 99.1

Nabors Announces Redemption of 7.500% Senior Guaranteed Notes Due 2028 and Fourth Quarter 2025 Reduction in Net Debt of Approximately $366 Million, Equivalent to $25 per Share

HAMILTON, Bermuda, January 15, 2026 /PRNewswire/ - Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today announced the full redemption of its outstanding 7.500% Senior Guaranteed Notes due 2028, with a face value of approximately $379 million. The Notes were redeemed at par, plus accrued and unpaid interest, on January 15, 2026.

Nabors also announced certain preliminary balance sheet figures. As of December 31, 2025, total debt amounted to approximately $2.5 billion. Cash and short-term investments were approximately $940 million. Net debt, defined as total debt less cash and short-term investments, was approximately $1.55 billion as of December 31, 2025, bringing net leverage to its lowest level since 2008. This amount represents a reduction of approximately $366 million – equivalent to approximately $25 per Nabors common share – during the fourth quarter and approximately $550 million since December 31, 2024.

Following the redemption, long-term debt stands at approximately $2.15 billion. The Company’s next debt maturity occurs in 2029. Also following the redemption, the weighted average maturity on Nabors’ outstanding debt has increased to 5.3 years, from 3.7 years as of September 30, 2025.

Anthony G. Petrello, Nabors Chairman, President and CEO, commented, “This redemption represents another meaningful step in advancing our commitment to debt reduction as a core driver of shareholder value. The combination of our opportunistic Parker Wellbore and Quail Tools transactions, together with strong operational execution, contributed to this outcome. We have successfully cleared and extended our financing runway to 2029. These actions materially strengthen our capital structure and position the Company for continued strategic progress.”

About Nabors Industries

Nabors Industries (NYSE: NBR) is a leading provider of advanced technology for the energy industry. With presence in more than 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and responsible energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to innovate the future of energy and enable the transition to a lower-carbon world. Learn more about Nabors and its energy technology leadership: www.nabors.com.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents a “non-GAAP” financial measure. The components of this non-GAAP measure are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Net debt is calculated as total debt minus the sum of cash, cash equivalents and short-term investments.

This non-GAAP measure has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including net debt, because it believes that this financial measure accurately reflects the Company’s liquidity. Securities analysts and investors also use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute this measure differently. A reconciliation of net debt to total debt, which is the nearest comparable GAAP financial measure, is included in the table at the end of this press release.

Investor Contacts:  William C. Conroy, CFA, Vice President of Corporate Development & Investor Relations, +1 281-775-2423 or via e-mail william.conroy@nabors.com, or Kara K. Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com. To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com